Exhibit 10.2

EXECUTIVE ANNUAL RSU AWARD

GRANITE POINT MORTGAGE TRUST INC.
2022 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
I.    GENERAL
    This RESTRICTED STOCK UNIT AGREEMENT by and between Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”) and [NAME] (the “Grantee”), (the “Agreement”) sets forth the terms and conditions of the grant of restricted stock units (“Restricted Stock Units” or “RSUs”) granted hereunder to the Grantee in accordance with and subject to the terms and conditions of the Company’s 2022 Omnibus Incentive Plan, as it may be amended or restated from time to time (the “Plan”). Unless otherwise defined herein, capitalized terms used in the Agreement shall have the meanings set forth in the Plan.
II.NOTICE OF GRANT
The Grantee has been granted an award of Restricted Stock Units, subject to the terms and conditions of the Plan and the Agreement, as follows (each of the following capitalized terms are defined terms having the meaning indicated below):

Date of Grant	[●]
Number of Restricted Stock Units	[●]
Vesting Criteria	RSUs will be subject to the Time-Based Vesting Schedule
Time-Based Vesting Schedule
RSUs will vest 33% on each of the first and second anniversaries of the Date of Grant, and 34% on the third anniversary of the Date of Grant (each, a “Vesting Date”), subject to continued service with the Company through the applicable Vesting Date (except as otherwise provided in the Agreement)

III.AGREEMENT
1.Grant of RSUs. The Company hereby grants to the Grantee an award of Restricted Stock Units subject to the terms and conditions of the Agreement and the Plan, which are incorporated herein by reference.
2.Vesting.
    (a)    Time-Based Vesting Schedule. Except as otherwise set forth in the Agreement, with respect to each Tranche of RSUs granted under the Agreement (a “Tranche” consists of all RSUs as to which the Vesting Criteria are scheduled to be satisfied on the same Vesting Date), the Tranche will not vest unless the Grantee continues to be a Service Provider until the Vesting Date applicable to such Tranche.
    (b)    Fractional RSU Vesting. In the event the Grantee is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will be rounded down and converted into a whole Share and issued to the Grantee or, in the Administrator’s discretion, paid in an amount of cash equal to the Fair Market Value of the fractional portion of an RSU.
3.Form and Timing of Payment; Conditions to Issuance of Shares.
(a)    Form and Timing of Payment. The award of RSUs represents the right to receive a number of Shares equal to the number of RSUs that vest pursuant to the Time-Based Vesting Schedule or, in the discretion of the Administrator, an amount of cash equal to the Fair Market Value of such Shares. Unless and until the RSUs have vested in the manner set forth in Sections 2 or 4, the Grantee shall have no right to settlement or payment of any such RSUs. Prior to actual issuance of any Shares (or payment of cash in respect of Shares) underlying the RSUs, such RSUs will represent an unsecured obligation of the Company, which may be settled or paid (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and the Agreement, any RSUs that vest in accordance with Section 2 will be settled or paid to the Grantee in whole Shares (or an amount of cash equal to the Fair Market Value of such Shares) on or within three (3) days following each Vesting Date (the “Settlement Schedule”). Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) Applicable Laws, including (without limitation) the Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Administrator may require the Grantee to take any reasonable action in order to comply with any such rules or regulations.
(b)    Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Act covers the Shares issued upon vesting of an RSU, the Administrator may require that the Grantee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the RSUs are registered under the Act. The Administrator may also require the Grantee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all Applicable Laws, and may apply such other restrictions as it deems appropriate. The Grantee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.
4.Termination of Service; Effect of a Change of Control.
    (a)    General. If the Grantee ceases to be a Service Provider (a “Termination of Service”) for any reason then, except as set forth in Sections 4(b), (c) and (d), all unvested RSUs held by the Grantee shall automatically terminate as of the date of such Termination of Service.
    (b)    Termination by the Company without Cause or Resignation for Good Reason and not in Connection with a Change of Control. Except as occurring during a CIC Protective Period (as defined below), if the Grantee has a Termination of Service by the Company without Cause (as defined below) or the Grantee resigns for Good Reason (as defined below), then any then-outstanding RSUs will continue to vest and will settle (or be paid) in accordance with the Settlement Schedule.
    (c)    Termination by the Company without Cause or Resignation for Good Reason in Connection with a Change of Control. If, within the three (3)-month period immediately prior to (or otherwise in connection with or in anticipation of a Change of Control), on or during the twenty-four (24)-month period immediately following, a Change of Control (such period, the “CIC Protective Period”), the Grantee has a Termination of Service by the Company without Cause or the Grantee resigns for Good Reason, then, so long as such Termination of Service occurs following a Change of Control which constitutes a 409A CIC (as defined below), any then-outstanding RSUs will vest and will settle (or be paid) on or within three (3) days following the date of Termination of Service and, otherwise, to the extent necessary to avoid the imposition of taxes under Section 409A, such RSUs will continue to vest and will settle (or be paid) in accordance with the Settlement Schedule. For purposes of the Agreement, a “409A CIC” shall mean a Change of Control that constitutes a “change in control event” within the meaning of Section 409A.
(d)    Death; Disability; Retirement. If the Grantee has a Termination of Service on account of death, Disability or Retirement (in each case, as defined below) (except a Retirement occurring during a CIC Protective Period), then, any then-outstanding RSUs will continue to vest and will settle (or be paid) in accordance with the Settlement Schedule. If the Grantee has a Termination of Service on account of Retirement during the CIC Protective Period, then, so long as the termination occurs following a Change of Control which constitutes a 409A CIC, any then-outstanding RSUs will immediately vest and will settle (or be paid) on or within three (3) days following the date of Termination of Service and, otherwise, to the extent necessary to avoid the imposition of taxes under Section 409A, such RSUs will continue to vest and will settle (or be paid) in accordance with the Settlement Schedule.
(e)     For purposes of the Agreement, (i) “Cause” and “Disability” have the meanings set forth in the Grantee’s employment or services agreement with the Company, if any, and if not defined therein shall have the meanings set forth in the Plan, (ii) “Retirement” shall have the meaning set forth in the Grantee’s employment or services agreement with the Company, if any, and if not defined therein, “Retirement” means the Grantee’s resignation of employment from the Company (other than for Good Reason) on or after the Grantee’s attainment of age 65 with five consecutive years of service with the Company (inclusive of any prior service with Pine River Capital Management L.P. or the Company prior to the internalization) and (iii) “Good Reason” shall have the meaning set forth in the Grantee’s employment or services agreement with the Company, if any, and if not defined therein, “Good Reason” means the Grantee’s Termination of Service following the occurrence of one or more of the following acts or omissions, without the Grantee’s consent: (1) a material reduction of the Grantee’s duties, authority or responsibilities, (2) a reduction (or series of reductions) in the Grantee’s base salary by 10% or more or (3) a material change in the geographic location of the Grantee’s primary work facility or location from the primary work facility or location as of the Date of Grant; provided, that the Grantee must provide the Company with written notice of the act or omission constituting the grounds for Good Reason within sixty (60) days of the initial existence of such act or omission, the Company will have thirty (30) days following receipt of such notice in order to cure such act or omission and the Grantee must resign within thirty (30) days following the expiration of the cure period.
(f)    For purposes of this Agreement, “Change of Control” shall mean either (or both) of (1) a “Change in Control” as defined in the Plan and/or (2) the occurrence of any one of the following events:
(i)    any “person,” including a “group,” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and, with respect to the Grantee, the Grantee and any “group,” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner,” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares; or
(ii)    members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Company’s stockholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; provided, however, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 (as proposed) of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board, shall not be deemed to be an Incumbent Director; or
(iii)    there shall occur (A) the consummation of any consolidation or merger of the Company or any Subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as such stockholders’ ownership immediately prior to the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) consummation of a stockholder approved plan for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, no event or condition described in clauses (i) through (iii) above shall constitute a Change of Control if it results from a transaction between the Company and its Affiliate.
5.Non-Transferability of RSUs. Unless the Administrator determines otherwise in advance in writing, RSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and the Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Grantee.
6.Amendment of RSUs or Plan.
(a)    The Plan and the Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof. The Grantee expressly warrants that he or she is not accepting the Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding anything to the contrary in the Plan or the Agreement, the Company reserves the right to revise the Agreement and the Grantee’s rights under outstanding RSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, (1) upon a Change of Control, or (2) to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award.
(b)    The Grantee acknowledges and agrees that if the Grantee changes classification from a full-time employee to a part-time employee the Administrator may in its sole discretion reduce or eliminate the Grantee’s unvested RSUs.
7.Responsibility for Taxes.
(a)    Withholding Taxes. Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for all federal, state and local income, social security and payroll taxes (“Tax Related Items”) related to the RSUs and underlying Shares. In this regard, the Grantee authorizes the Company, or its agents, to satisfy the obligations with regard to all Tax Related Items legally payable by the Grantee (with respect to the RSUs granted hereunder) by one or a combination of the following, in the discretion of the Grantee: (i) by the Grantee in cash with a cashier’s check or certified check or by wire transfer of immediately available funds; (ii) withholding cash from the Grantee’s wages or other compensation payable to the Grantee by the Company, including cash paid in respect of Shares underlying the RSUs; (iii) arranging for the sale of Shares otherwise issuable to the Grantee upon payment of the RSUs (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization), including the sale of Shares prior to such scheduled payment date; (iv) withholding from the proceeds of the sale of Shares acquired upon payment on the

RSUs; (v) in respect of RSU vesting or other taxable events when Shares are not delivered to the Grantee and subject to the Company’s discretion on any other taxable event, withholding in Shares otherwise issuable to the Grantee, provided that the Company withholds only the amount of Shares necessary to satisfy the statutory withholding amount (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) using the Fair Market Value of the Shares on the date of the relevant taxable event; or (vi) any method determined by the Administrator to be in compliance with Applicable Laws.
Depending on the withholding method, the Company may withhold or account for Tax Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax Related Items is satisfied by withholding in Shares or cash paid in respect of Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested RSUs (or cash in respect thereof), notwithstanding that a number of Shares or an amount of cash is held back solely for purposes of paying the Tax Related Items.
(b)    Code Section 409A. The intent of the parties is that payments (including settlements) and benefits under the Agreement are exempt from or comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted and be administered to be in exempt from or compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the Grantee shall not be considered to have separated from service with the Company for purposes of the Agreement and no payment shall be due to the Grantee under the Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in the Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Agreement, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A, such payment, under the Agreement or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments described in the Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
For purposes of making a payment under the Agreement, if any amount is payable as a result of a Change of Control, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such event must also constitute a 409A CIC.
8.Nature of Grant. In accepting the RSUs, the Grantee acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the award of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs or benefits in lieu of RSUs or other equity awards, even if RSUs have been awarded in the past;

(c)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(d)the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;
(e)in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the award or from any diminution in value of the RSUs or Shares upon vesting of the RSUs resulting from the Grantee’s Termination of Service by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws of the jurisdiction where the Grantee provides services or the terms of the Grantee’s employment or services agreement, if any), other than as set forth in Section 4 hereof;
(f)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares; and
(g)the Grantee should consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
9.Rights as Stockholder; Dividends Equivalent Rights. Until all requirements for vesting of any Tranche of the RSUs pursuant to the terms of the Agreement and the Plan have been satisfied, the Grantee shall not be deemed to be a stockholder of the Company in respect of the RSUs, and shall have no dividend rights or voting rights with respect to the RSUs or any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to the Grantee. Each RSU granted under the Agreement is granted with tandem dividend equivalent rights (i.e., “DERs” as set forth in Section 11 of the Plan). In respect of such DERs, upon the payment of any dividend (other than non-cash extraordinary dividends, which shall be addressed in accordance with Section 15 of the Plan) by the Company to its common stockholders, the Grantee shall receive an amount in cash equal to the product of the amount of such dividends paid by the Company in respect of a Share multiplied by the number of Shares underlying the then-outstanding RSUs. Upon the termination of an RSU for any reason, the tandem DER shall automatically terminate.
10.No Employment Contract. Nothing in the Plan or the Agreement constitutes an employment contract between the Company and the Grantee and the Agreement shall not confer upon the Grantee any right to continuation of employment or service with the Company or any of its Subsidiaries, nor shall the Agreement interfere in any way with the Company’s or any of its Subsidiaries’ right to terminate the Grantee’s employment or service at any time, with or without cause (subject to any employment agreement a Grantee may otherwise have with the Company and/or Applicable Laws).
11.Administrator Authority. The Administrator shall have the power to interpret the Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any RSUs have vested under the Agreement). All interpretations and determinations made by the Administrator in good faith under the Agreement shall be final and binding upon the Grantee, the Company and all other interested persons and such determinations of the Administrator do not have to be uniform nor do they have to consider whether Plan Participants are similarly situated. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Agreement.
12.Headings. The captions used in the Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the RSUs for construction and interpretation.

13.Electronic Delivery.
(a)    If the Grantee executes the Agreement electronically, for the avoidance of doubt, the Grantee acknowledges and agrees that his or her execution of the Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of the Agreement in paper form. The Grantee acknowledges that upon request of the Company he or she shall also provide an executed paper form of the Agreement.
(b)    If the Grantee executes the Agreement in paper form, for the avoidance of doubt, the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.
(c)    If the Grantee executes the Agreement multiple times (for example, if the Grantee first executes the Agreement in electronic form and subsequently executes the Agreement in paper form), the Grantee acknowledges and agrees that (i) no matter how many versions of the Agreement are executed and in whatever medium, the Agreement only evidences a single award relating to the number of RSUs set forth in the Notice of Grant and (ii) the Agreement shall be effective as of the earliest execution of the Agreement by the parties, whether in paper form or electronically, and the subsequent execution of the Agreement in the same or a different medium shall in no way impair the binding legal effect of the Agreement as of the time of original execution.
(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Grantee pursuant to the Plan or under Applicable Laws, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to stockholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail or such other means of electronic delivery specified by the Company. By executing the Agreement, the Grantee hereby consents to receive such documents by electronic delivery. At the Grantee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Grantee.
14.Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the RSUs or hereunder, or the rights, duties or liabilities created hereby.
15.Agreement Severable. In the event that any provision of the Agreement shall be held invalid, illegal or otherwise unenforceable, such provision shall be severable from, and such invalidity, illegality or unenforceability shall not be construed to have any effect on, the remaining provisions of the Agreement, which shall remain binding and enforceable.
16.Governing Law and Choice of Venue. THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND. The exclusive venue for any disputes arising hereunder shall be as set forth in the Grantee’s employment or services agreement with the Company, if any, and if not set forth therein, shall be the state or federal courts located in the State of New York or, at the Company’s election, in any other state in which the Grantee maintains the Grantee’s principal residence or principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

17.Waiver. Grantee acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by the Grantee or any other Grantee.
18.Imposition of Other Requirements. The Company reserves the right to require the Grantee to sign any additional agreements or undertakings with respect to the RSUs and any Shares underlying the RSUs that may be necessary to comply with Applicable Laws.
19.Recoupment. The RSUs granted pursuant to the Agreement are subject to the terms of any compensation recoupment policy that may be adopted by the Company and in effect from time to time (the “Policy”) if and to the extent such Policy by its terms applies to the RSUs, and to the terms required by Applicable Laws; and the terms of the Policy and such Applicable Laws are incorporated by reference herein and made a part hereof. For purposes of the foregoing, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Grantee’s Shares and other amounts acquired pursuant to the Grantee’s RSUs, to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that the Agreement and the Policy conflict, the terms of the Policy shall prevail.
20.Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to the Grantee regarding certain events relating to awards that the Grantee may have received or may in the future receive under the Plan, such as notices reminding the Grantee of the vesting or expiration date of certain awards. The Grantee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to the Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to the Grantee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its Subsidiaries and the third party stock plan administrator have no liability for, and the Grantee has no right whatsoever (whether pursuant to the Agreement or otherwise) to make any claim against the Company, any of its Subsidiaries or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Grantee as a result of the Company’s failure to provide any such notices or the Grantee’s failure to receive any such notices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

GRANITE POINT MORTGAGE TRUST INC.
By:
Name:
Title:

GRANTEE
By:
Name: [NAME]